SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
  Pursuant to Section 13 or 15(d) of The Securities Act of 1934

   Date of Report (Date of earliest event reported): March 9, 2000

Leak-X Environmental Corporation
(Exact name of registrant as specified in its charter)

   Delaware                   0-17776            23-2823596
    (State or other
    jurisdiction of
    incorporation)    (Commission File Number)  (IRS
Employer                                              Identification No.)


790 East Market Street, Suite 270,  West Chester, Pennsylvania  19382
            (Address of principal executive offices)(zip code)

Registrant's Telephone Number, including Area Code:
(610) 344-3380

N/A
 (Former name or former address, if changed since last report)

   Item 5.  Other Events

     Leak-X Environmental Corporation (the "Company") is currently in an over advance position under its Loan Agreement with its lender, First Union National Bank (the "Bank"). The Loan Agreement allows the Company to borrow 80% of eligible accounts receivable, up to a maximum of $750,000. On February 23, 2000, the Company determined that its borrowings under the Loan Agreement exceeded the permissible amount by approximately $90,000 based on eligible accounts receivable as of January 31, 2000. Under the Loan Agreement, the Company is required to repay any such over advance immediately. However, on February 29, 2000, the Bank indicated that it would allow the over advance position, but it expected the Company to obtain alternative financing of its debt as soon as possible, preferably by March 31, 2000.

     On March 9, 2000, the Bank notified the Company that they understood that the Company was in the process of obtaining alternative refinancing and that the Bank expected the Company to payoff the then outstanding balance of $415,313.71 by March 31, 2000. The Company 's borrowings under the Loan Agreement continue to exceed the permissible amount by approximately $101,000. The Company is currently unable to repay the over advance which is an event of default under the Loan Agreement and is unlikely to be able to payoff the outstanding balance requested for payment by March 31, 2000.

     The Company is in the process of trying to secure alternative financing and negotiate repayment terms of the outstanding balance with the Bank. If the negotiations for relief with the Bank are unsuccessful and if the Company cannot meet the Bank's required payment on March 31, 2000 by obtaining alternate financing, the Bank would have the right to commence legal action against the Company for the repayment of the entire debt and to proceed against the Company's assets. Such an event would likely prevent the Company from continuing as a going concern.

     The statements contained herein include forward looking statements that involve a number of risks and uncertainties. In addition to the facts discussed, among the other factors that could cause actual results to differ materially are the following: the ability of the Company to negotiate acceptable repayment terms with the Bank or to obtain alternative financing; enforcement of environmental regulations, business conditions, and growth in the industry and general economy: and competitive factors, such as rival designs and prices; and changes in sales mix.


SIGNATURE


     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                             LEAK-X ENVIRONMENTAL CORPORATION
                              (Registrant)



                              Dated:  March 16, 2000
                              By:  /s/ Joyce A. Rizzo
                              Name: Joyce A. Rizzo
                              Title: Chief Executive Officer